Exhibit 16.1

April 8, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Mallinckrodt plc’s Form 8-K dated April 8, 2024, and have the following comments:

1.	We agree with the statements made in (a) the second sentence of the first paragraph, (b) the second paragraph, (c) the third paragraph, and (d) the fourth paragraph of Item 4.01 and we agree with the disclosures.

2.	We have no basis on which to agree or disagree with the statements made in (a) the first and third sentences of the first paragraph, and (b) the fifth paragraph of Item 4.01.

Yours truly,

/s/ Deloitte & Touche LLP

St. Louis, Missouri